Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Fourth Quarter and Full Year 2015 Earnings
Earnings per share up 38 percent for the quarter from prior year quarter and up 20 percent for the year from full year 2014

CHICAGO, January 21, 2016 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $52.1 million, or $0.65 per diluted share, for the fourth quarter 2015, compared to $37.2 million, or $0.47 per diluted share, for the fourth quarter 2014, and $45.3 million, or $0.57 per diluted share, for the third quarter 2015. For the year ended December 31, 2015, the Company had net income of $185.3 million, or $2.32 per diluted share, compared to $153.1 million, or $1.94 per diluted share, for the year ended December 31, 2014.

“Our 2015 results reflect the benefit of our focus on consistent execution and building long-term profitable client relationships,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We grew loans, deposits and fee income as we built new client relationships and expanded services to existing clients. In fact, in the fourth quarter we generated almost $500 million in new loans to new clients and increased noninterest bearing deposits by more than $285 million. Our ability to generate earning assets and grow revenue throughout the year, and to manage expenses, led to a 20 percent increase in operating profit. Net income was up 21 percent compared to a year ago, our seventh consecutive year of improving our bottom line results and strengthening our balance sheet.

“As we look into 2016, we believe we are well positioned to continue to add new client relationships and serve existing clients as they carry out their business objectives. We are confident in the business we have built and proud of the value we deliver to our clients, our communities and our shareholders.”

Fourth Quarter 2015 Highlights

•	Total loans grew to $13.3 billion, up $1.4 billion from a year ago and $187.2 million from September 30, 2015.

•
Total deposits were $14.3 billion, increasing $1.3 billion from a year ago and $447.9 million from September 30, 2015. Noninterest-bearing demand deposits grew $839.0 million from a year ago and $286.9 million from September 30, 2015, representing 30 percent of total deposits at December 31, 2015, compared to 27 percent a year ago.

•
Net revenue of $170.4 million for the fourth quarter 2015 benefited from growth in average loans, increasing 15 percent from the fourth quarter 2014 and 4 percent from the third quarter 2015. Average loans grew $1.4 billion, or 13 percent, from the fourth quarter 2014 and $397.2 million, or 3 percent, from the third quarter 2015.

•
Net interest margin was 3.25 percent for the fourth quarter 2015, up from 3.07 percent for the fourth quarter 2014 and 3.23 percent for the third quarter 2015. Fourth quarter 2015 net interest margin benefited from fees recognized on early loan repayments. An improvement in short-term rates during the quarter also contributed modestly to net interest margin.

•	The provision for loan and covered loan losses was $2.8 million for the fourth quarter 2015, compared to $4.1 million for the fourth quarter 2014 and $4.2 million for the third quarter 2015.

•
Return on average assets was 1.21 percent and return on average common equity was 12.3 percent for the fourth quarter 2015. For the full year 2015, return on average assets was 1.13 percent, up from 1.04 percent for 2014, and return on average common equity was 11.6 percent, up from 10.9 percent for the prior year.

Operating Performance

Net interest income of $136.6 million in the fourth quarter 2015 increased 17 percent from the fourth quarter 2014 and 4 percent from the third quarter 2015, reflecting growth in average loans of 13 percent from the fourth quarter 2014 and 3 percent from the third quarter 2015. The fourth quarter 2014 also included a charge of $2.4 million related to the trust preferred securities redemption.

Net interest margin was 3.25 percent in the fourth quarter 2015, up 18 basis points from the fourth quarter 2014, reflecting higher loan yields and lower borrowing costs on a comparative basis. Compared to the third quarter 2015, net interest margin increased two basis points. Loan yields were two basis points higher compared to the prior quarter, benefiting from significant loan fees related to early loan repayments and a slight rise in short-term rates during the quarter. Deposits costs increased by one basis point, but the impact on margin was offset by an increase in average noninterest-bearing funds compared to the third quarter. The December interest rate moves will be more impactful in the first quarter 2016 as variable loans reprice.

Noninterest income was $32.6 million in the fourth quarter 2015, compared to $30.4 million for the fourth quarter 2014 and $30.8 million for the third quarter 2015. Treasury management fees were $7.9 million in the fourth quarter 2015, up 8 percent from the fourth quarter 2014, reflecting success in cross-sell activities. Syndication fees were $4.8 million in the fourth quarter 2015, up from $3.9 million in the fourth quarter 2014 and $4.4 million in the third quarter 2015. Syndication fees vary from quarter to quarter depending on the level and mix of loans originated and distributed.

Capital markets revenue of $6.3 million in the fourth quarter 2015 reflected a positive credit valuation adjustment (CVA) of $1.0 million. Excluding the CVA impact for all periods, capital markets revenue was $5.3 million in the fourth quarter 2015, down $623,000 from the fourth quarter 2014 and up $1.0 million from the third quarter 2015. Compared to the third quarter 2015, the fourth quarter benefited from additional interest rate derivative transactions, and foreign exchange revenues grew as spreads increased.

Assets under management and administration (AUMA) were $7.3 billion as of December 31, 2015, compared to $6.6 billion a year ago and $7.2 billion at September 30, 2015, benefiting from the continued focus on cross-selling asset management services to commercial clients and their owners and executives and ongoing client development. Asset management revenue was $4.4 million in the fourth quarter 2015, compared to $4.2 million for the fourth quarter 2014 and $4.5 million for the third quarter 2015.

Expenses

Noninterest expense was $83.0 million for the fourth quarter 2015, comparable to the fourth quarter 2014 and down $2.2 million from the third quarter 2015. The efficiency ratio was 48.7 percent for the fourth quarter 2015, compared to 56.0 percent for the fourth quarter 2014 and 52.2 percent for the third quarter 2015. Other expenses declined $6.6 million from the fourth quarter 2014 and $4.8 million from the third quarter 2015, primarily reflecting a release of reserves for unfunded commitments in the fourth quarter 2015 attributable to a problem credit provided for in the third quarter.

Higher incentive compensation accruals primarily drove an increase in salaries and benefits expense of 13 percent from the fourth quarter 2014 and 5 percent from the third quarter 2015. Compared to the prior year quarter, the quarter also reflected annual salary adjustments made during the first quarter and additional hires made over the last year.

Credit Quality

The allowance for loan losses was $160.7 million, or 1.21 percent of total loans, at December 31, 2015, compared to $162.9 million, or 1.25 percent of total loans, at September 30, 2015. The provision for loan losses was $2.9 million for the fourth quarter 2015, declining $1.1 million from the fourth quarter 2014 and $1.3 million from the third quarter 2015. Factors contributing to the reduction in the overall loan loss reserve and quarterly provision expense from the third quarter 2015 include commercial loan repayments and growth in commercial real estate loans; portfolio movement, including the migration of several commercial loans to improved risk rating positions; and a lower specific reserve requirement related to impaired loans. Annualized net charge-offs to average loans were 0.15 percent for the fourth quarter 2015, compared to 0.05 percent for the fourth quarter 2014 and annualized net recoveries to average loans of 0.05 percent for the third quarter 2015.

Nonperforming assets were 0.35 percent of total assets at December 31, 2015, compared to 0.34 percent at September 30, 2015. At December 31, 2015, nonperforming loans were $53.7 million, increasing $9.8 million from September 30, 2015. OREO declined $5.5 million to $7.3 million at December 31, 2015, largely reflecting properties sold during the quarter.

Credit quality results exclude covered assets acquired through an FDIC-assisted transaction that are subject to a loss sharing agreement.

Balance Sheet

Total assets were $17.3 billion at December 31, 2015, compared to $15.6 billion at December 31, 2014, and $16.9 billion at September 30, 2015. Total loans of $13.3 billion increased $1.4 billion from December 31, 2014, driven primarily by growth of $751.3 million in commercial and industrial loans and $435.8 million in commercial real estate loans. Compared to September 30, 2015, total loans increased $187.2 million, reflecting growth in commercial real estate and construction loans of $212.7 million and a reduction of commercial loans of $36.4 million from September 30, 2015, impacted by payoffs resulting from several clients completing sales of their businesses prior to year end. At year end, commercial loans represented 65 percent of total loans, and commercial real estate and construction loans represented 29 percent of total loans, relatively consistent with the prior comparative periods.

Total liabilities were $15.6 billion at December 31, 2015, compared to $14.1 billion at December 31, 2014, and $15.2 billion compared to September 30, 2015. Total deposits were $14.3 billion at December 31, 2015, increasing 10 percent from December 31, 2014, and 3 percent from September 30, 2015, reflecting growth in noninterest-bearing demand deposit balances offset by lower traditional brokered time deposits. Average deposits grew 9 percent from the fourth quarter 2014 and 4 percent from the third quarter 2015. Noninterest-bearing demand deposits represented 30 percent of total deposits at December 31, 2015, compared to 27 percent a year ago and 29 percent at September 30, 2015. At December 31, 2015, the loan-to-deposit ratio was 92 percent, compared to 91 percent as of December 31, 2014, and 94 percent as of September 30, 2015.

Capital

As of December 31, 2015, the total risk-based capital ratio was 12.37 percent, the Tier 1 risk-based capital ratio was 10.56 percent, and the leverage ratio was 10.35 percent. The common equity Tier 1 ratio was 9.54 percent and the tangible common equity ratio was 9.33 percent at the end of the year end 2015.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Thursday, January 21, 2016, at 10 a.m. CT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #8500868. A live webcast of the call can be accessed at investor.theprivatebank.com. A rebroadcast will be available at that website and by telephone by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #8500868 beginning approximately two hours after the call until midnight ET February 4, 2016.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of December 31, 2015, the Company had 35 offices in 12 states and $17.3 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•
uncertainty regarding recent geopolitical developments and the U.S. and global economic outlook that may continue to impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	unanticipated changes in monetary policies of the Federal Reserve or significant changes in the pace of, or market expectations for, future interest rate increases;

•	an inability to attract and maintain sufficient or cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance costs or regulatory burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Audited
Interest Income
Loans, including fees	$137,006	$120,649	$517,461	$463,755
Federal funds sold and interest-bearing deposits in banks	229	347	903	770
Securities:
Taxable	14,587	13,250	55,283	53,500
Exempt from Federal income taxes	2,306	1,683	8,270	6,173
Other interest income	115	49	295	189
Total interest income	154,243	135,978	582,212	524,387
Interest Expense
Interest-bearing demand deposits	936	1,026	3,845	3,728
Savings deposits and money market accounts	5,487	4,623	20,169	16,857
Time deposits	5,941	5,803	23,092	21,366
Short-term borrowings	201	143	656	638
Long-term debt	5,087	7,507	20,035	27,061
Total interest expense	17,652	19,102	67,797	69,650
Net interest income	136,591	116,876	514,415	454,737
Provision for loan and covered loan losses	2,831	4,120	14,790	12,044
Net interest income after provision for loan and covered loan losses	133,760	112,756	499,625	442,693
Non-interest Income
Asset management	4,392	4,241	17,958	17,268
Mortgage banking	2,812	3,083	14,079	10,245
Capital markets products	6,341	5,705	18,530	18,047
Treasury management	7,878	7,262	30,636	27,472
Loan, letter of credit and commitment fees	4,958	4,901	20,648	19,311
Syndication fees	4,844	3,943	17,205	19,514
Deposit service charges and fees and other income	1,394	1,291	10,134	5,203
Net securities gains	29	—	822	530
Total non-interest income	32,648	30,426	130,012	117,590
Non-interest Expense
Salaries and employee benefits	52,619	46,746	205,019	182,192
Net occupancy and equipment expense	8,505	7,947	32,708	31,258
Technology and related costs	3,843	3,431	14,267	13,281
Marketing	4,196	3,687	16,122	13,441
Professional services	2,746	3,471	11,320	11,761
Outsourced servicing costs	1,994	1,814	7,494	6,864
Net foreclosed property expenses	1,217	1,456	4,210	8,681
Postage, telephone, and delivery	964	809	3,582	3,400
Insurance	3,644	3,455	13,972	12,451
Loan and collection expense	1,754	2,037	8,556	6,765
Other expenses	1,538	8,172	15,987	21,982
Total non-interest expense	83,020	83,025	333,237	312,076
Income before income taxes	83,388	60,157	296,400	248,207
Income tax provision	31,251	22,934	111,089	95,128
Net income available to common stockholders	$52,137	$37,223	$185,311	$153,079
Per Common Share Data
Basic earnings per share	$0.66	$0.48	$2.36	$1.96
Diluted earnings per share	$0.65	$0.47	$2.32	$1.94
Cash dividends declared	$0.01	$0.01	$0.04	$0.04
Weighted-average common shares outstanding	78,366	77,173	77,968	77,007
Weighted-average diluted common shares outstanding	79,738	78,122	79,206	77,822

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	4Q15	3Q15	2Q15	1Q15	4Q14
Interest Income
Loans, including fees	$137,006	$132,106	$125,647	$122,702	$120,649
Federal funds sold and interest-bearing deposits in banks	229	168	245	261	347
Securities:
Taxable	14,587	13,599	13,541	13,556	13,250
Exempt from Federal income taxes	2,306	2,177	1,981	1,806	1,683
Other interest income	115	69	63	48	49
Total interest income	154,243	148,119	141,477	138,373	135,978
Interest Expense
Interest-bearing demand deposits	936	937	966	1,006	1,026
Savings deposits and money market accounts	5,487	5,119	4,953	4,610	4,623
Time deposits	5,941	5,782	5,730	5,639	5,803
Short-term borrowings	201	24	234	197	143
Long-term debt	5,087	5,048	4,972	4,928	7,507
Total interest expense	17,652	16,910	16,855	16,380	19,102
Net interest income	136,591	131,209	124,622	121,993	116,876
Provision for loan and covered loan losses	2,831	4,197	2,116	5,646	4,120
Net interest income after provision for loan and covered loan losses	133,760	127,012	122,506	116,347	112,756
Non-interest Income
Asset management	4,392	4,462	4,741	4,363	4,241
Mortgage banking	2,812	3,340	4,152	3,775	3,083
Capital markets products	6,341	3,098	4,919	4,172	5,705
Treasury management	7,878	8,010	7,421	7,327	7,262
Loan, letter of credit and commitment fees	4,958	5,670	4,914	5,106	4,901
Syndication fees	4,844	4,364	5,375	2,622	3,943
Deposit service charges and fees and other income	1,394	1,585	1,538	5,617	1,291
Net securities gains (losses)	29	260	(1)	534	—
Total non-interest income	32,648	30,789	33,059	33,516	30,426
Non-interest Expense
Salaries and employee benefits	52,619	50,019	50,020	52,361	46,746
Net occupancy and equipment expense	8,505	8,180	8,159	7,864	7,947
Technology and related costs	3,843	3,583	3,420	3,421	3,431
Marketing	4,196	3,682	4,666	3,578	3,687
Professional services	2,746	3,679	2,585	2,310	3,471
Outsourced servicing costs	1,994	1,786	2,034	1,680	1,814
Net foreclosed property expenses	1,217	1,080	585	1,328	1,456
Postage, telephone, and delivery	964	857	899	862	809
Insurance	3,644	3,667	3,450	3,211	3,455
Loan and collection expense	1,754	2,324	2,210	2,268	2,037
Other expenses	1,538	6,318	3,869	4,262	8,172
Total non-interest expense	83,020	85,175	81,897	83,145	83,025
Income before income taxes	83,388	72,626	73,668	66,718	60,157
Income tax provision	31,251	27,358	27,246	25,234	22,934
Net income available to common stockholders	$52,137	$45,268	$46,422	$41,484	$37,223
Per Common Share Data
Basic earnings per share	$0.66	$0.58	$0.59	$0.53	$0.48
Diluted earnings per share	$0.65	$0.57	$0.58	$0.52	$0.47
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	78,366	78,144	77,942	77,407	77,123
Weighted-average diluted common shares outstanding	79,738	79,401	79,158	78,512	78,122

Consolidated Balance Sheets
(Dollars in thousands)
	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Assets
Cash and due from banks	$145,147	$145,477	$185,983	$158,431	$132,211
Federal funds sold and interest-bearing deposits in banks	238,511	231,600	192,531	799,953	292,341
Loans held-for-sale	108,798	76,225	54,263	89,461	115,161
Securities available-for-sale, at fair value	1,765,366	1,703,926	1,698,233	1,631,237	1,645,344
Securities held-to-maturity, at amortized cost	1,355,283	1,293,433	1,199,120	1,159,853	1,129,285
Federal Home Loan Bank ("FHLB") stock	26,613	30,740	25,854	28,556	28,666
Loans – excluding covered assets, net of unearned fees	13,266,475	13,079,314	12,543,281	12,170,484	11,892,219
Allowance for loan losses	(160,736)	(162,868)	(157,051)	(156,610)	(152,498)
Loans, net of allowance for loan losses and unearned fees	13,105,739	12,916,446	12,386,230	12,013,874	11,739,721
Covered assets	26,954	28,559	30,529	32,191	34,132
Allowance for covered loan losses	(5,712)	(6,337)	(6,332)	(6,021)	(5,191)
Covered assets, net of allowance for covered loan losses	21,242	22,222	24,197	26,170	28,941
Other real estate owned, excluding covered assets	7,273	12,760	15,084	15,625	17,416
Premises, furniture, and equipment, net	42,405	38,265	37,672	38,544	39,143
Accrued interest receivable	45,482	43,064	43,442	41,202	40,531
Investment in bank owned life insurance	56,653	56,292	55,926	55,561	55,207
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	3,430	4,008	4,586	5,230	5,885
Derivative assets	40,615	59,978	47,442	56,607	43,062
Other assets	202,823	166,128	161,291	147,003	196,427
Total assets	$17,259,421	$16,894,605	$16,225,895	$16,361,348	$15,603,382
Liabilities
Demand deposits:
Noninterest-bearing	$4,355,700	$4,068,816	$3,702,377	$3,936,181	$3,516,695
Interest-bearing	1,503,372	1,264,201	1,304,270	1,498,810	1,907,320
Savings deposits and money market accounts	6,296,443	6,249,485	5,992,288	6,156,331	5,171,025
Time deposits	2,190,077	2,315,237	2,390,001	2,510,406	2,494,928
Total deposits	14,345,592	13,897,739	13,388,936	14,101,728	13,089,968
Deposits held-for-sale	—	—	—	—	122,216
Short-term borrowings	372,467	514,121	434,695	258,788	432,385
Long-term debt	694,788	694,788	694,788	344,788	344,788
Accrued interest payable	7,080	6,509	7,543	7,004	6,948
Derivative liabilities	18,229	21,967	24,696	26,967	26,767
Other liabilities	122,314	111,482	90,441	82,644	98,631
Total liabilities	15,560,470	15,246,606	14,641,099	14,821,919	14,121,703
Equity
Common stock:
Voting	78,439	78,197	78,047	77,968	77,211
Treasury stock	(103)	(63)	(29)	(5,560)	(53)
Additional paid-in capital	1,071,674	1,060,274	1,051,778	1,047,227	1,034,048
Retained earnings	531,682	480,342	435,872	390,247	349,556
Accumulated other comprehensive income, net of tax	17,259	29,249	19,128	29,547	20,917
Total equity	1,698,951	1,647,999	1,584,796	1,539,429	1,481,679
Total liabilities and equity	$17,259,421	$16,894,605	$16,225,895	$16,361,348	$15,603,382

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	4Q15		3Q15		2Q15		1Q15		4Q14
Selected Statement of Income Data:
Net interest income	$136,591		$131,209		$124,622		$121,993		$116,876
Net revenue (1)(2)	$170,445		$163,134		$158,717		$156,453		$148,180
Operating profit (1)(2)	$87,425		$77,959		$76,820		$73,308		$65,155
Provision for loan and covered loan losses	$2,831		$4,197		$2,116		$5,646		$4,120
Income before income taxes	$83,388		$72,626		$73,668		$66,718		$60,157
Net income available to common stockholders	$52,137		$45,268		$46,422		$41,484		$37,223
Per Common Share Data:
Basic earnings per share	$0.66		$0.58		$0.59		$0.53		$0.48
Diluted earnings per share	$0.65		$0.57		$0.58		$0.52		$0.47
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$21.48		$20.90		$20.13		$19.61		$18.95
Tangible book value (period end) (1)(2)	$20.25		$19.65		$18.88		$18.35		$17.67
Market value (period end)	$41.02		$38.33		$39.82		$35.17		$33.40
Book value multiple (period end)	1.91	x	1.83	x	1.98	x	1.79	x	1.76	x
Share Data:
Weighted-average common shares outstanding	78,366		78,144		77,942		77,407		77,173
Weighted-average diluted common shares outstanding	79,738		79,401		79,158		78,512		78,122
Common shares issued (period end)	79,099		78,865		78,718		78,654		78,180
Common shares outstanding (period end)	79,097		78,863		78,717		78,494		78,178
Performance Ratio:
Return on average common equity	12.29%		11.05%		11.85%		11.05%		10.03%
Return on average assets	1.21%		1.09%		1.15%		1.07%		0.95%
Return on average tangible common equity (1)(2)	13.13%		11.85%		12.75%		11.94%		10.89%
Net interest margin (1)(2)	3.25%		3.23%		3.17%		3.21%		3.07%
Fee revenue as a percent of total revenue (1)	19.28%		18.88%		20.97%		21.28%		20.66%
Non-interest income to average assets	0.75%		0.74%		0.82%		0.86%		0.78%
Non-interest expense to average assets	1.92%		2.04%		2.03%		2.14%		2.12%
Net overhead ratio (1)	1.16%		1.30%		1.21%		1.27%		1.35%
Efficiency ratio (1)(2)	48.71%		52.21%		51.60%		53.14%		56.03%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	92.48%		94.11%		93.68%		86.30%		90.85%
Average interest-earning assets to average interest-bearing liabilities	152.94%		149.67%		144.67%		144.69%		145.10%
Capital Ratios (period end):
Total risk-based capital (1)	12.37%		12.28%		12.41%		12.29%		12.51%
Tier 1 risk-based capital (1)	10.56%		10.39%		10.49%		10.34%		10.49%
Tier 1 leverage ratio (1)	10.35%		10.35%		10.24%		10.16%		9.96%
Common equity Tier 1 (1)(4)	9.54%		9.35%		9.41%		9.23%		9.33%
Tangible common equity to tangible assets (1)(2)	9.33%		9.23%		9.22%		8.86%		8.91%
Total equity to total assets	9.84%		9.75%		9.77%		9.41%		9.50%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

(4)
Effective January 1, 2015, the common equity Tier 1 ratio is a required regulatory capital measure and as presented for the 2015 periods is calculated in accordance with the new Basel III capital rules. For periods prior to January 1, 2015, this ratio was considered a non-U.S. GAAP financial measure and was calculated without giving effect to the final Basel III capital rules. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP for periods prior to 2015.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	4Q15	3Q15	2Q15	1Q15	4Q14
Additional Selected Information:
Decrease (increase) credit valuation adjustment on capital markets derivatives (1)	$1,043	$(1,227)	$616	$(805)	$(216)
Salaries and employee benefits:
Salaries and wages	$28,113	$28,143	$27,461	$27,002	$26,521
Share-based costs	4,871	4,509	4,316	5,143	4,118
Incentive compensation and commissions	14,676	13,308	13,091	11,062	12,053
Payroll taxes, insurance and retirement costs	4,959	4,059	5,152	9,154	4,054
Total salaries and employee benefits	$52,619	$50,019	$50,020	$52,361	$46,746
Loan and collection expense:
Loan origination and servicing expense	$1,445	$1,522	$1,607	$1,626	$1,528
Loan remediation expense	309	802	603	642	509
Total loan and collection expense	$1,754	$2,324	$2,210	$2,268	$2,037
Assets under management and administration (AUMA):
Personal managed	$1,872,737	$1,839,829	$1,892,973	$1,897,644	$1,786,633
Corporate and institutional managed	1,787,187	1,800,522	1,883,166	1,826,215	1,347,299
Total managed assets	3,659,924	3,640,351	3,776,139	3,723,859	3,133,932
Custody assets	3,631,149	3,519,364	3,682,388	3,604,333	3,511,996
Total AUMA	$7,291,073	$7,159,715	$7,458,527	$7,328,192	$6,645,928

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	4Q15	3Q15	2Q15	1Q15	4Q14
Basic earnings per common share
Net income	$52,137	$45,268	$46,422	$41,484	$37,223
Net income allocated to participating stockholders (2)	(412)	(354)	(366)	(463)	(470)
Net income allocated to common stockholders	$51,725	$44,914	$46,056	$41,021	$36,753
Weighted-average common shares outstanding	78,366	78,144	77,942	77,407	77,123
Basic earnings per common share	$0.66	$0.58	$0.59	$0.53	$0.48
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$51,729	$44,922	$46,059	$41,028	$36,758
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	78,366	78,144	77,942	77,407	77,173
Dilutive effect of stock awards	1,372	1,257	1,216	1,105	949
Weighted-average diluted common shares outstanding	79,738	79,401	79,158	78,512	78,122
Diluted earnings per common share	$0.65	$0.57	$0.58	$0.52	$0.47

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	12/31/15	% of Total	9/30/15	% of Total	6/30/15	% of Total	3/31/15	% of Total	12/31/14	% of Total
	Unaudited		Unaudited		Unaudited		Unaudited		Audited
Commercial and industrial	$6,747,389	51%	$6,654,268	51%	$6,397,736	51%	$6,213,029	51%	$5,996,070	50%
Commercial - owner-occupied CRE	1,888,238	14%	2,017,733	16%	2,048,489	16%	1,977,601	16%	1,892,564	16%
Total commercial	8,635,627	65%	8,672,001	67%	8,446,225	67%	8,190,630	67%	7,888,634	66%
Commercial real estate	2,629,873	20%	2,545,143	19%	2,432,608	19%	2,411,359	20%	2,323,616	20%
Commercial real estate - multi-family	722,637	5%	704,195	5%	561,924	5%	492,695	4%	593,103	5%
Total commercial real estate	3,352,510	25%	3,249,338	24%	2,994,532	24%	2,904,054	24%	2,916,719	25%
Construction	522,263	4%	412,688	3%	371,096	3%	357,258	3%	381,102	3%
Residential real estate	461,412	4%	439,005	3%	415,826	3%	376,741	3%	361,565	3%
Home equity	129,317	1%	133,122	1%	137,461	1%	138,734	1%	142,177	1%
Personal	165,346	1%	173,160	2%	178,141	2%	203,067	2%	202,022	2%
Total loans	$13,266,475	100%	$13,079,314	100%	$12,543,281	100%	$12,170,484	100%	$11,892,219	100%
Total new loans to new clients (2)	$498,496		$399,209		$344,356		$385,777		$451,896

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Manufacturing	1,810,085	21%	1,839,569	21%	1,700,561	22%
Healthcare	1,807,764	21%	1,813,421	21%	1,791,921	23%
Finance and insurance	1,333,363	15%	1,205,733	14%	800,690	10%
Wholesale trade	768,571	9%	713,267	8%	726,176	9%
Professional, scientific and technical services	574,278	7%	583,059	7%	461,672	6%
Real estate, rental and leasing	542,437	6%	602,262	7%	578,329	7%
Administrative and support and waste management and remediation	481,827	5%	463,336	5%	480,266	6%
Architecture, engineering and construction	252,351	3%	303,510	4%	301,172	4%
Retail	228,935	3%	258,822	3%	251,790	3%
All other (1)	836,016	10%	889,022	10%	796,057	10%
Total commercial (2)	$8,635,627	100%	$8,672,001	100%	$7,888,634	100%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.

(2)	Includes owner-occupied commercial real estate of $1.9 billion at December 31, 2015, $2.0 billion at September 30, 2015, and $1.9 billion at December 31, 2014.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Retail	$763,179	23%	$735,868	23%	$608,102	21%
Multi-family	722,637	22%	704,195	22%	593,103	20%
Office	572,711	17%	503,343	15%	543,657	19%
Healthcare	335,918	10%	383,929	12%	361,476	12%
Industrial/warehouse	319,958	9%	311,745	9%	264,976	9%
Land	247,190	7%	242,801	7%	199,497	7%
Residential 1-4 family	86,214	3%	81,444	3%	76,995	3%
Mixed use/other	304,703	9%	286,013	9%	268,913	9%
Total commercial real estate	$3,352,510	100%	$3,249,338	100%	$2,916,719	100%
Construction
Multi-family	$130,020	25%	$115,516	28%	113,206	30%
Retail	107,327	21%	85,607	21%	100,086	26%
Office	84,459	16%	54,770	13%	14,447	4%
Healthcare	62,460	12%	35,262	9%	22,382	6%
Industrial/warehouse	46,530	9%	32,585	8%	43,779	11%
Residential 1-4 family	21,849	4%	30,527	7%	32,419	9%
Mixed use/other	69,618	13%	58,421	14%	54,783	14%
Total construction	$522,263	100%	$412,688	100%	$381,102	100%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	4Q15	3Q15	2Q15	1Q15	4Q14
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	0.15%	-0.05%	0.05%	0.05%	0.05%
Nonperforming loans to total loans	0.41%	0.34%	0.45%	0.58%	0.57%
Nonperforming loans to total assets	0.31%	0.26%	0.35%	0.43%	0.43%
Nonperforming assets to total assets	0.35%	0.34%	0.44%	0.53%	0.54%
Allowance for loan losses to:
Total loans	1.21%	1.25%	1.25%	1.29%	1.28%
Nonperforming loans	299%	370%	278%	221%	226%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	53,749	43,982	56,574	71,018	67,544
OREO	7,273	12,760	15,084	15,625	17,416
Total nonperforming assets	$61,022	$56,742	$71,658	$86,643	$84,960
Restructured loans accruing interest	$16,546	$25,697	$36,686	$22,368	$22,745
Loans past due and still accruing
30-59 days	$7,452	$2,236	$2,151	$6,673	$7,696
60-89 days	1,615	4,184	672	2,544	4,120
Total loans past due and still accruing	$9,067	$6,420	$2,823	$9,217	$11,816
Special mention loans	$120,028	$146,827	$132,441	$102,651	$100,989
Potential problem loans	$132,398	$127,950	$137,757	$107,038	$87,442

Nonperforming Loans Rollforward
Beginning balance	$43,982	$56,574	$71,018	$67,544	$73,429
Additions:
New nonaccrual loans	19,969	1,127	6,884	16,279	6,052
Reductions:
Return to performing status	(614)	(998)	—	(97)	(439)
Paydowns and payoffs, net of advances	(997)	(8,807)	(15,800)	(4,841)	(457)
Net sales	(393)	(1,990)	(317)	(2,407)	(1,800)
Transfer to OREO	(1,141)	(954)	(1,996)	(2,152)	(6,177)
Transfer to loans held for sale	(667)	—	—	—	—
Charge-offs	(6,390)	(970)	(3,215)	(3,308)	(3,064)
Total reductions	(10,202)	(13,719)	(21,328)	(12,805)	(11,937)
Balance at end of period	$53,749	$43,982	$56,574	$71,018	$67,544

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
December 31, 2015
Commercial	$85,217	1.0%	$124,654	1.4%	$32,794	0.4%	$8,635,627
Commercial real estate	27,580	0.8%	121	*	8,501	0.3%	3,352,510
Construction	—	—%	—	—%	—	—%	522,263
Residential real estate	5,988	1.3%	5,031	1.1%	4,762	1.0%	461,412
Home equity	623	0.5%	2,451	1.9%	7,671	5.9%	129,317
Personal	620	0.4%	141	0.1%	21	*	165,346
Total	$120,028	0.9%	$132,398	1.0%	$53,749	0.4%	$13,266,475
September 30, 2015
Commercial	$139,622	1.6%	$116,345	1.3%	$18,370	0.2%	$8,672,001
Commercial real estate	77	*	2,687	0.1%	12,041	0.4%	3,249,338
Construction	—	—%	—	—%	—	—%	412,688
Residential real estate	6,029	1.4%	6,071	1.4%	4,272	1.0%	439,005
Home equity	487	0.4%	2,696	2.0%	9,273	7.0%	133,122
Personal	612	0.4%	151	0.1%	26	*	173,160
Total	$146,827	1.1%	$127,950	1.0%	$43,982	0.3%	$13,079,314

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	4Q15	3Q15	2Q15	1Q15	4Q14
Balance at beginning of period	$15,209	$13,157	$12,650	$12,274	$9,844
(Release) provision for unfunded commitments	(3,450)	2,048	507	376	2,514
Recovery (charge-off) of unfunded commitments	—	4	—	—	(84)
Balance at end of period	$11,759	$15,209	$13,157	$12,650	$12,274
Unfunded commitments, excluding covered assets, at period end	$6,606,746	$6,310,701	$6,135,242	$6,229,242	$6,041,301

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

*	Less than 0.1%.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	4Q15	3Q15	2Q15	1Q15	4Q14
Change in allowance for loan losses:
Balance at beginning of period	$162,868	$157,051	$156,610	$152,498	$150,135
Loans charged-off:
Commercial	(5,654)	(661)	(2,921)	(2,202)	(1,732)
Commercial real estate	(298)	(175)	(98)	(887)	(417)
Construction	—	—	—	—	1
Residential real estate	(166)	(97)	(194)	(37)	(847)
Home equity	(260)	(85)	—	(371)	(130)
Personal	(15)	(6)	(28)	(10)	(7)
Total charge-offs	(6,393)	(1,024)	(3,241)	(3,507)	(3,132)
Recoveries on loans previously charged-off:
Commercial	786	2,115	984	511	720
Commercial real estate	205	134	272	598	270
Construction	11	10	164	19	57
Residential real estate	16	198	47	57	231
Home equity	314	50	73	70	73
Personal	12	131	86	873	167
Total recoveries	1,344	2,638	1,626	2,128	1,518
Net (charge-offs) recoveries	(5,049)	1,614	(1,615)	(1,379)	(1,614)
Provisions charged to operating expenses	2,917	4,203	2,056	5,491	3,977
Balance at end of period	$160,736	$162,868	$157,051	$156,610	$152,498
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$113,161	$115,543	$110,255	$98,230	$91,975
Commercial real estate	26,454	24,836	26,108	29,405	29,397
Construction	5,441	4,397	3,816	4,026	4,290
Residential real estate	3,700	3,772	4,651	4,793	4,581
Home equity	2,638	2,713	2,750	2,296	3,069
Personal	2,080	2,535	2,003	2,224	2,559
Total allocated	153,474	153,796	149,583	140,974	135,871
Specific reserve	7,262	9,072	7,468	15,636	16,627
Total	$160,736	$162,868	$157,051	$156,610	$152,498
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	70%	70%	70%	63%	60%
Commercial real estate	17%	15%	17%	19%	19%
Construction	3%	3%	2%	3%	3%
Residential real estate	2%	2%	3%	3%	3%
Home equity	2%	2%	2%	1%	2%
Personal	1%	2%	1%	1%	2%
Total allocated	95%	94%	95%	90%	89%
Specific reserve	5%	6%	5%	10%	11%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.21%	1.25%	1.25%	1.29%	1.28%
Nonperforming loans	299%	370%	278%	221%	226%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	12/31/15	% of Total	9/30/15	% of Total	6/30/15	% of Total	3/31/15	% of Total	12/31/14	% of Total
	Unaudited		Unaudited		Unaudited		Unaudited		Audited
Noninterest-bearing demand deposits	$4,355,700	30%	$4,068,816	29%	$3,702,377	28%	$3,936,181	28%	$3,516,695	27%
Interest-bearing demand deposits	1,503,372	11%	1,264,201	9%	1,304,270	10%	1,498,810	11%	1,907,320	15%
Savings deposits	377,191	3%	356,694	3%	329,258	2%	331,796	2%	319,100	2%
Money market accounts	5,919,252	41%	5,892,791	42%	5,663,030	42%	5,824,535	41%	4,851,925	37%
Time deposits	2,190,077	15%	2,315,237	17%	2,390,001	18%	2,510,406	18%	2,494,928	19%
Total deposits	$14,345,592	100%	$13,897,739	100%	$13,388,936	100%	$14,101,728	100%	$13,089,968	100%
Total new deposits from new clients (1)	$198,980		$356,399		$251,361		$302,849		$330,000

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Noninterest-bearing demand deposits	$381,723	$371,675	$231,193	$264,493	$107,564
Interest-bearing demand deposits	242,466	266,133	304,876	323,094	641,466
Savings	974	948	—	—	—
Money market accounts	1,818,091	1,903,413	1,926,246	1,891,590	1,448,663
Time deposits:
Traditional	437,235	576,859	624,137	673,944	564,116
CDARS (1)	208,086	228,436	348,073	458,192	521,995
Other	74,954	87,463	90,438	87,732	82,714
Total time deposits	720,275	892,758	1,062,648	1,219,868	1,168,825
Total brokered deposits	$3,163,529	$3,434,927	$3,524,963	$3,699,045	$3,366,518
Brokered deposits as a % of total deposits	22%	25%	26%	26%	26%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$316,349	$229	0.28%	$270,278	$168	0.24%	$546,290	$347	0.25%
Securities:
Taxable	2,560,038	14,587	2.28%	2,440,779	13,599	2.23%	2,313,925	13,250	2.29%
Tax-exempt (2)	444,339	3,512	3.16%	424,003	3,313	3.13%	320,064	2,561	3.20%
Total securities	3,004,377	18,099	2.41%	2,864,782	16,912	2.36%	2,633,989	15,811	2.40%
FHLB stock	26,025	115	1.74%	25,907	69	1.04%	28,666	49	0.67%
Loans, excluding covered assets:
Commercial	8,696,086	94,345	4.25%	8,561,067	92,139	4.21%	7,936,429	85,122	4.20%
Commercial real estate	3,291,094	31,226	3.71%	3,108,679	29,039	3.66%	2,756,167	25,535	3.63%
Construction	507,444	4,918	3.79%	442,331	4,493	3.97%	367,492	3,607	3.84%
Residential	471,378	4,158	3.53%	446,783	3,959	3.54%	376,140	3,481	3.70%
Personal and home equity	291,524	2,177	2.96%	301,449	2,237	2.94%	337,844	2,532	2.97%
Total loans, excluding covered assets (3)	13,257,526	136,824	4.04%	12,860,309	131,867	4.02%	11,774,072	120,277	4.00%
Covered assets (4)	27,681	182	2.61%	29,322	239	3.23%	39,408	372	3.74%
Total interest-earning assets (2)	16,631,958	$155,449	3.67%	16,050,598	$149,255	3.65%	15,022,425	$136,856	3.57%
Cash and due from banks	188,286			172,742			168,412
Allowance for loan and covered loan losses	(171,277)			(167,173)			(157,870)
Other assets	512,251			486,158			475,904
Total assets	$17,161,218			$16,542,325			$15,508,871
Liabilities and Equity (5):
Interest-bearing demand deposits	$1,426,603	$936	0.26%	$1,411,434	$937	0.26%	$1,470,988	$1,026	0.28%
Savings deposits	368,087	430	0.46%	342,568	370	0.43%	315,982	306	0.38%
Money market accounts	5,946,834	5,057	0.34%	5,829,378	4,749	0.32%	5,316,027	4,317	0.32%
Time deposits	2,262,252	5,941	1.04%	2,302,743	5,782	1.00%	2,645,410	5,803	0.87%
Total interest-bearing deposits	10,003,776	12,364	0.49%	9,886,123	11,838	0.48%	9,748,407	11,452	0.47%
Short-term borrowings	176,165	201	0.45%	143,436	24	0.07%	16,137	143	3.46%
Long-term debt	694,788	5,087	2.91%	694,788	5,048	2.89%	588,310	7,507	5.09%
Total interest-bearing liabilities	10,874,729	17,652	0.64%	10,724,347	16,910	0.63%	10,352,854	19,102	0.73%
Noninterest-bearing demand deposits	4,420,246			4,039,259			3,542,261
Other liabilities	182,759			152,737			141,645
Equity	1,683,484			1,625,982			1,472,111
Total liabilities and equity	$17,161,218			$16,542,325			$15,508,871
Net interest spread (2)(6)			3.03%			3.02%			2.84%
Contribution of noninterest-bearing sources of funds			0.22%			0.21%			0.23%
Net interest income/margin (2)(6)		137,797	3.25%		132,345	3.23%		117,754	3.07%
Less: tax equivalent adjustment		1,206			1,136			878
Net interest income, as reported		$136,591			$131,209			$116,876

(1)	Interest income included $9.2 million, $8.0 million, and $6.0 million in loan fees for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $48.9 million, $49.3 million, and $73.1 million for the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively. Interest foregone on impaired loans was estimated to be approximately $488,000, $481,000 and $722,000 for the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Includes deposits held-for-sale.

(6)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Year Ended December 31,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$349,803	$903	0.26%	$309,535	$770	0.25%
Securities:
Taxable	2,440,429	55,283	2.27%	2,279,054	53,500	2.35%
Tax-exempt (2)	400,258	12,592	3.15%	286,551	9,406	3.28%
Total securities	2,840,687	67,875	2.39%	2,565,605	62,906	2.45%
FHLB stock	26,743	295	1.10%	29,058	189	0.65%
Loans, excluding covered assets:
Commercial	8,447,121	359,794	4.26%	7,592,012	330,220	4.35%
Commercial real estate	3,052,095	114,868	3.76%	2,568,603	93,123	3.63%
Construction	433,123	17,245	3.98%	360,711	14,152	3.92%
Residential	430,332	15,145	3.52%	359,621	13,299	3.70%
Personal and home equity	313,758	9,353	2.98%	348,815	10,552	3.03%
Total loans, excluding covered assets (3)	12,676,429	516,405	4.07%	11,229,762	461,346	4.11%
Covered assets (4)	30,169	1,056	3.50%	72,153	2,409	3.34%
Total interest-earning assets (2)	15,923,831	$586,534	3.69%	14,206,113	$527,620	3.71%
Cash and due from banks	176,586			154,334
Allowance for loan and covered loan losses	(165,994)			(161,001)
Other assets	495,437			478,025
Total assets	$16,429,860			$14,677,471
Liabilities and Equity (5):
Interest-bearing demand deposits	$1,447,298	$3,845	0.27%	$1,289,190	$3,728	0.29%
Savings deposits	341,709	1,434	0.42%	293,316	912	0.31%
Money market accounts	5,799,593	18,735	0.32%	4,966,272	15,945	0.32%
Time deposits	2,389,460	23,092	0.97%	2,623,243	21,366	0.81%
Total interest-bearing deposits	9,978,060	47,106	0.47%	9,172,021	41,951	0.46%
Short-term borrowings	230,402	656	0.28%	42,797	638	1.49%
Long-term debt	548,075	20,035	3.66%	618,556	27,061	4.37%
Total interest-bearing liabilities	10,756,537	67,797	0.63%	9,833,374	69,650	0.71%
Noninterest-bearing demand deposits	3,915,032			3,308,345
Other liabilities	156,840			132,220
Equity	1,601,451			1,403,532
Total liabilities and equity	$16,429,860			$14,677,471
Net interest spread (2)(6)			3.06%			3.00%
Contribution of noninterest-bearing sources of funds			0.20%			0.22%
Net interest income/margin (2)(6)		518,737	3.26%		457,970	3.22%
Less: tax-equivalent adjustment		4,322			3,233
Net interest income, as reported		$514,415			$454,737

(1)	Interest income included $31.0 million and $26.4 million in loan fees for the year ended December 31, 2015 and 2014, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $57.9 million and $82.7 million for the year ended December 31, 2015 and 2014, respectively. Interest foregone on impaired loans was estimated to be approximately $2.3 million and $3.2 million for the year ended December 31, 2015 and 2014, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Includes deposits held-for-sale.

(6)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies. For the periods prior to January 1, 2015, the common equity Tier 1 ratio contained herein was calculated without giving effect to the final Basel III capital rules.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2015				2014
	December 31	September 30	June 30	March 31	December 31
Taxable-equivalent net interest income
U.S. GAAP net interest income	$136,591	$131,209	$124,622	$121,993	$116,876
Taxable-equivalent adjustment	1,206	1,136	1,036	944	878
Taxable-equivalent net interest income (a)	$137,797	$132,345	$125,658	$122,937	$117,754

Average Earning Assets (b)	$16,631,958	$16,050,598	$15,703,136	$15,293,533	$15,022,425

Net Interest Margin ((a) annualized) / (b)	3.25%	3.23%	3.17%	3.21%	3.07%

Net Revenue
Taxable-equivalent net interest income	$137,797	$132,345	$125,658	$122,937	$117,754
U.S. GAAP non-interest income	32,648	30,789	33,059	33,516	30,426
Net revenue (c)	$170,445	$163,134	$158,717	$156,453	$148,180

Operating Profit
U.S. GAAP income before income taxes	$83,388	$72,626	$73,668	$66,718	$60,157
Provision for loan and covered loan losses	2,831	4,197	2,116	5,646	4,120
Taxable-equivalent adjustment	1,206	1,136	1,036	944	878
Operating profit	$87,425	$77,959	$76,820	$73,308	$65,155

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$83,020	$85,175	$81,897	$83,145	$83,025
Net revenue	$170,445	$163,134	$158,717	$156,453	$148,180
Efficiency ratio (d) / (c)	48.71%	52.21%	51.60%	53.14%	56.03%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$52,137	$45,268	$46,422	$41,484	$37,223
Amortization of intangibles, net of tax	357	353	398	397	449
Adjusted net income (e)	$52,494	$45,621	$46,820	$41,881	$37,672

Average Tangible Common Equity
U.S. GAAP average total equity	$1,683,484	$1,625,982	$1,571,896	$1,522,401	$1,472,111
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	3,711	4,291	4,897	5,551	6,243
Average tangible common equity (f)	$1,585,732	$1,527,650	$1,472,958	$1,422,809	$1,371,827

Return on average tangible common equity ((e) annualized) / (f)	13.13%	11.85%	12.75%	11.94%	10.89%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	Year Ended December 31,
	2015	2014
Taxable-equivalent net interest income
U.S. GAAP net interest income	$514,415	$454,737
Taxable-equivalent adjustment	4,322	3,233
Taxable-equivalent net interest income (a)	$518,737	$457,970
Average Earning Assets (b)	$15,923,831	$14,206,113
Net Interest Margin (a) / (b)	3.26%	3.22%
Net Revenue
Taxable-equivalent net interest income	$518,737	$457,970
U.S. GAAP non-interest income	130,012	117,590
Net revenue (c)	$648,749	$575,560
Operating Profit
U.S. GAAP income before income taxes	$296,400	$248,207
Provision for loan and covered loan losses	14,790	12,044
Taxable-equivalent adjustment	4,322	3,233
Operating profit	$315,512	$263,484
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$333,237	$312,076
Net revenue	$648,749	$575,560
Efficiency ratio (d) / (c)	51.37%	54.22%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$185,311	$153,079
Amortization of intangibles, net of tax	1,505	1,823
Adjusted net income (e)	$186,816	$154,902
Average Tangible Common Equity
U.S. GAAP average total equity	$1,601,451	$1,403,532
Less: average goodwill	94,041	94,041
Less: average other intangibles	4,606	7,366
Average tangible common equity (f)	$1,502,804	$1,302,125
Return on average tangible common equity (e) / (f)	12.43%	11.90%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

					As of
					2014
					December 31
Common Equity Tier 1
U.S. GAAP total equity					$1,481,679
Trust preferred securities					169,788
Less: accumulated other comprehensive income, net of tax					20,917
Less: goodwill					94,041
Less: other intangibles					5,885
Less: disallowed servicing rights					44
Tier 1 risk-based capital					1,530,580
Less: trust preferred securities					169,788
Common equity Tier 1 (g)					$1,360,792

	As of
	2015				2014
	December 31	September 30	June 30	March 31	December 31
Tangible Common Equity
U.S. GAAP total equity	$1,698,951	$1,647,999	$1,584,796	$1,539,429	$1,481,679
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	3,430	4,008	4,586	5,230	5,885
Tangible common equity (h)	$1,601,480	$1,549,950	$1,486,169	$1,440,158	$1,381,753

Tangible Assets
U.S. GAAP total assets	$17,259,421	$16,894,605	$16,225,895	$16,361,348	$15,603,382
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	3,430	4,008	4,586	5,230	5,885
Tangible assets (i)	$17,161,950	$16,796,556	$16,127,268	$16,262,077	$15,503,456

Risk-weighted Assets (j)	—	—	—	—	$14,592,655

Period-end Common Shares Outstanding (k)	79,097	78,863	78,717	78,494	78,178

Ratios:
Common equity Tier 1 ratio (g) / (j) (1)	—	—	—	—	9.33%
Tangible common equity to tangible assets (h) / (i)	9.33%	9.23%	9.22%	8.86%	8.91%
Tangible book value (h) / (k)	$20.25	$19.65	$18.88	$18.35	$17.67

(1)
Effective January 1, 2015, the common equity Tier 1 ratio became a required regulatory capital measure and is calculated in accordance with the new capital rules. For the periods prior to January 1, 2015, this ratio is considered a Non-GAAP measure and was calculated without giving effect to the final Basel III capital rules.

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital, as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods, less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments determined in accordance with the applicable regulations of the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.